EXHIBIT 99.1

1606 Corp. Provides East Texas Project Update Following Week of On-Site Meetings

Multiple prospective counterparties, capital providers, data center operators and potential power offtakers conducted meetings and site visits as the Company evaluates the acquisition, sale or assignment of its contractual rights and interests relating to the project, as well as financing and joint venture opportunities.

PHOENIX, AZ — October 6th, 2026 — 1606 Corp. (OTC: CBDW) (“1606” or the “Company”) today provided an update on its East Texas energy and data center project following a week of meetings and site visits with multiple groups evaluating potential participation in the project.

Throughout the past week, representatives of prospective counterparties, financing groups, data center operators, potential power offtakers, engineering and infrastructure groups visited the site.

The meetings included discussions surrounding several potential transaction structures, including the acquisition of the property and project rights, financing of the acquisition and recommissioning of the existing biomass generation facility, power offtake arrangements, and potential joint venture structures for the development and operation of data center infrastructure at the site.

The Company believes the level of activity reflects continued interest in the combination of existing generation infrastructure, utility connectivity, industrial improvements and available land at the site.

1606 is currently evaluating multiple paths for the East Texas project and is continuing discussions with parties that participated in the recent meetings and site visits. These discussions include potential outright acquisition structures, financing alternatives, strategic partnerships, joint ventures and power offtake arrangements.

“This was an important week for the data center project,” said Austen Lambrecht, CEO of 1606 Corp. “We had groups representing several different parts of the transaction process actively evaluating the site, including parties interested in acquiring or participating in the Company’s contractual rights and interests, capital providers and groups interested in utilizing the power for data center operations. Getting these groups on the ground and allowing them to see the facility and infrastructure firsthand was an important step in moving these discussions forward.”

Lambrecht continued, “Our focus now is seeking to convert the interest we have generated into actionable proposals and determining which structure provides the strongest path forward for the Company and its shareholders.”

The East Texas project includes an existing biomass power generation facility and associated infrastructure on approximately 132 acres in Texas. The Company’s development strategy has included evaluating the recommissioning of the generation facility alongside behind-the-meter data center development and supplemental utility power.

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1606 intends to continue discussions with several of the groups involved in the recent meetings and site visits. The Company will provide additional updates as material developments occur.

About 1606 Corp.

1606 Corp. (OTCID) is focused on pursuing opportunities at the intersection of energy infrastructure, artificial intelligence and data center development. The Company is currently evaluating multiple potential paths involving the East Texas project, which may include the acquisition and development of the power generation facility, financing, strategic arrangements, potential end-user relationships, or a potential sale or assignment of its contractual interests under the PSA. No particular alternative has been selected.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company’s proposed acquisition of the East Texas project, financing, recommissioning, repair or redevelopment of the facility, data center and high-performance computing plans, strategic partnerships, potential end-user relationships, the Company’s capital structure and other strategic alternatives. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially.

There can be no assurance that the Company will complete the acquisition of the project, obtain financing, recommission or redevelop the facility, enter into definitive agreements with strategic partners or end users, complete a sale or assignment of its contractual interests, or otherwise successfully execute any of the strategic alternatives currently under consideration. The Company’s ability to complete the proposed acquisition remains subject to numerous conditions, including financing and the October 31, 2026 closing deadline under the PSA.

Specific risks and uncertainties relating to the East Texas project include, among others, that: the financing necessary to complete the acquisition has not been secured; the facility is being acquired on an “as-is, where-is” basis and may require substantial recommissioning, repair, replacement or redevelopment; the PSA has been amended multiple times and currently provides for an October 31, 2026 closing deadline; the Company has incurred non-refundable earnest money and/or extension fees in connection with the transaction; and there are pending tax and other litigation matters affecting the property and the Company’s ability to obtain clear title.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update or revise forward-looking statements except as required by applicable law.

Because the Company’s common stock is considered a “penny stock,” the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 is not available to the Company, and the Company does not rely upon that safe harbor with respect to any forward-looking statements in this press release.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer of securities will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an applicable exemption therefrom.

Company Contact

1606 Corp.

Austen Lambrecht, CEO

austen@1606corp.com

CBDW.ai

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